Exhibit 10.37

February 1, 2001

William J. Lansing
680 Manzanita Way
Woodside, CA 94062

Dear Will:

    This letter will amend the terms of your March 23, 2000 offer letter agreement (the "Agreement") with NBC Internet, Inc. as follows:

1.	The language "and an additional sum in the amount of Two million dollars ($2,000,000)" shall be added to clause (b) of the fourth sentence of paragraph 11 of the Agreement, so that the sentence shall read in full:

    "In the event NBCi terminates this agreement without cause or you terminate this agreement for good reason, NBCi shall (a) immediately vest all of your stock options and restricted stock granted pursuant to this agreement, and (b) pay you the full amount of your base salary and guaranteed bonus through the end of the term of this agreement, and an additional sum in the amount of Two million dollars ($2,000,000.00), in a lump sum or series of payments, at NBCi's discretion, and (c) forgive the loan described in paragraph 8 above; provided, however, that in consideration for such acceleration and payment(s) you agree to give NBCi a full general release of claims.

2.	The language "pursuant to which you do not become the CEO of the surviving entity." shall be deleted from the third subparagraph of paragraph 11 of the Agreement, so that the subparagraph shall read in full:

    "For purposes of this agreement, "good reason" shall mean, subject to NBCi's cure within 14 days after receiving written notice from you, if amenable to cure: a change in your position or duties that results in a significant diminution in your position, title or responsibilities; a substantial reduction of the facilities and perquisites available to you immediately prior to such reduction; a material reduction in cash compensation; a material reduction in the kind/level of employee benefits; a relocation of your office of more than 50 miles; or a change in control of the Company."

In all other respects the Agreement will remain in full force and effect without modification.

Sincerely,

Robert C. Wright
Chairman of the Board
NBC Internet, Inc.

I have read, understand, and agree to the foregoing amendment to the Agreement.

/s/ WILLIAM J. LANSING William J. Lansing	Date